Exhibit 99.4

CONCORD EFS, INC.

CAUTIONARY STATEMENTS

Press releases and the reports and other documents we file with the Securities and Exchange Commission may contain or incorporate by reference forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates, and assumptions, based on information available at the time the document, or any document incorporated therein by reference, was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors which may cause our actual performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results to differ materially from those in forward-looking statements include, but are not limited to, those indicated below. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time. You are cautioned not to rely on forward-looking statements.

1.  If we fail to successfully execute our corporate consolidation plans, our business, operating results, and financial condition could be adversely affected.

We typically initiate consolidation plans to integrate our acquisitions, to exit existing businesses, and to improve the efficiency of our operations. The plans are intended, among other things, to eliminate operational redundancies and functionally integrate acquired organizations into Concord. We cannot assure you that we will be able to implement our consolidation plans without encountering difficulties or experiencing the loss of key employees or customers or that the expected benefits from such consolidation plans will be realized. If we are unsuccessful in executing our consolidation plans, our business, operating results, and financial condition could be adversely affected.

2.  If we lose key personnel or are unable to attract additional qualified personnel as we grow, our business could be adversely affected.

We are dependent upon the ability and experience of a number of our key management personnel who have substantial experience with our operations, the rapidly changing electronic payment processing industry, and the selected markets in which we offer our services. It is possible that the loss of the services of one or a combination of our senior executives or key managers would have an adverse effect on our operations. Our success also depends on our ability to continue to attract, manage, and retain other qualified middle management and technical and clerical personnel as we grow. We cannot assure you that we will continue to attract or retain such personnel.

3.  Loss of key customers could adversely affect our business, operating results, and financial condition.

Customer attrition is due to several factors, including losses to competitors, business acquisitions and mergers, and business closures. We cannot assure you that any of our customer contracts will be renewed or, if renewed, will be renewed on terms as favorable to us as at present. If they are not renewed, or if they are renewed on less favorable terms, we may not be able to reduce our costs in proportion to the lost revenue, because many of our costs are fixed. For example, we have a number of significant contracts that by their terms terminate on December 31, 2004. Increased attrition or renewal on less favorable terms could have an adverse effect on our business, operating results, and financial condition. In addition, the loss of several of these large customers could have an additional adverse effect on our business, operating results, and financial condition due to the interdependency of participants in the STARsm network. The loss of a significant number of STAR-branded cards, ATMs, or POS terminals could cause other financial institutions or merchants to evaluate their contractual participation in the STAR network.

4.  We face significant competition in each of our lines of business.

All the businesses we are engaged in are highly competitive. The level of competition has increased in recent years, and other service providers have established a sizable market share in some of the service areas in which we compete. We expect that the level of competition will continue to increase. For example, competitors to our debit network, which consist of other national and regional debit networks, continue to consolidate as large banks merge and combine their debit networks and as shared debit networks continue to combine into larger, super-regional conglomerates. The continued expansion of the national debit networks operated by VISA and MasterCard also places increasing competitive pressure on other networks as banks seek to consolidate their network affiliations. Further, several of our competitors and potential competitors have greater capital and technological, management, and marketing resources than we have, and we cannot assure you that we will continue to be able to compete successfully with such entities. The competitive pricing pressures resulting in an increase in competition could adversely affect our margins and may have an adverse effect on our business, operating results, and financial condition.

5.  Current or future card association rules and practices could adversely affect our business, transaction volumes, operating results, and financial condition.

Concord EFS National Bank is a member of the VISA and MasterCard organizations and is a registered processor of Discover, American Express, and Diners Club transactions. We compete directly with VISA and MasterCard in the provision of network and transaction processing services. Further, the rules of the credit card associations are set by member banks or, in the case of Discover, American Express, and Diners Club, by the card issuers, and some of those banks and issuers are our competitors with respect to these services. With respect to our electronic benefits transfer (EBT) business, the governmental issuers of the benefits set the rules governing such transactions, and the financial institutions or processors hired by the government administer them. We cannot assure you that the credit card associations will maintain our registrations or that the current card association or EBT rules allowing us to market and provide transaction processing services will remain in effect. The termination of our member registration or our status as a certified processor and changes in card association or EBT rules, including any that limit our ability to provide transaction processing and marketing services, could have an adverse effect on our business, transaction volumes, operating results, and financial condition. In addition, if we were precluded from processing any of these card association transactions, there can be no assurance that our processing clients would continue to use us to process transactions in other networks.

In addition, our STAR network, as a result of the combination of the STAR, MAC®, and Cash Station® networks, is the first regional debit network that may potentially be viewed as achieving national status in terms of size and geographic coverage. Current VISA and MasterCard rules prohibit their members from issuing the debit cards or credit cards of any competing national network, with the exception of each other. These rules also prohibit the coexistence of competing national marks on their credit and branded debit cards. If VISA or MasterCard were to determine that STAR is a competing national network and mark, they could attempt to prohibit their members from issuing STAR-branded cards and/or prohibit the coexistence of the STAR mark with the VISA and/or MasterCard marks on debit and credit cards. If this occurred, we cannot predict whether, when forced to choose between us and other brands, issuing banks would favor us over VISA or MasterCard. Further, we could lose access to the VISA or MasterCard network and cardholders, which could adversely affect our business, automated teller machine (ATM) transactions, personal identification number (PIN)-secured and signature debit transactions, credit card transactions, operating results, and financial condition.

Card issuers who participate in both STAR and VISA or MasterCard networks also may provide incentives for cardholders to use VISA or MasterCard signature-based systems instead of our STAR PIN-based system. Such incentives may adversely affect our business, operating results, and financial condition.

In addition, VISA’s combined PIN-based and signature debit product called VISA Check Card II could adversely impact our Network Services business if a significant number of financial institutions issue the product or if VISA reinstitutes its original rule prohibiting the placement of competing debit marks on the product.

6.  We must remain current with rapid technological change.

Our ability to provide services is heavily dependent upon our use of and access to computing and telecommunications technology. The businesses we are engaged in have been characterized by rapid technological change. We cannot assure you that we will be able to continue to incorporate new developments in technology or that the costs involved in doing so will not be substantial.

7.  Acquisitions involve risks that could cause our actual growth to differ from our expectations.

We expect to continue to seek selective acquisitions as an element of our growth strategy. It is possible that recent or future acquisitions could have an adverse effect upon our operating results, particularly in the fiscal quarters immediately following the completion of such transactions while the operations of the acquired entities are being integrated into our operations. For example, we may not be able to successfully integrate acquired businesses in a timely manner. We may also incur substantial costs, delays, or other operational or financial problems in connection with such acquisitions, including during the integration process. In addition, we could incur additional indebtedness to finance acquisitions.

8.  If additional state taxes are imposed on us, our business, operating results, and financial condition could be adversely affected.

Transaction processing companies like us may be subject to state taxation of certain portions of their fees charged to customers for their services. Application of this tax is an ongoing issue in the industry, and the states have not yet adopted uniform guidelines implementing these regulations. If we are required to pay these taxes and are unable to pass this tax expense through to our customers, our business, operating results, and financial condition could be adversely affected.

9.  Continued consolidation in the banking and retail industries could adversely affect our growth.

•	Our Network Services business could be adversely affected. As banks consolidate, our ability to successfully offer our Network Services will depend in part on whether the institutions that survive those consolidations are willing to outsource their ATM and debit processing to third-party vendors like us and whether those institutions have pre-existing relationships with any of our competitors. Larger institutions with more geographically dispersed customer bases may wish to consolidate their network participation with fewer networks having the broadest geographic coverage and the best service offerings. As regional networks continue to consolidate, we may lose network business if we are unable to continue to offer a range of products that is competitive in terms of geographic distribution as well as quality and breadth of service. Larger banks that continue to participate in our network may also process proportionately fewer ATM transactions through our network as more transactions can be handled within the bank’s own internal systems, and larger banks with larger transaction volumes may demand lower fees which could result in lower operating margins for us.

•	Our Payment Services business could lose customers, and fee revenue could decrease. Continued consolidation in the retail industry, which makes up a substantial portion of our customer base for Payment Services, could impede our ability to grow as the survivors of such consolidation may have relationships with competitors or may be more interested in pursuing internal processing options due to their increased scale. Larger merchants with larger transaction volumes may also demand lower fees which could result in lower operating margins for us.

10.  We are subject to the business cycles and credit risk of our merchant customers.

A recessionary economic environment could have a negative impact on our customers, particularly smaller merchants and trucking companies, which could, in turn, negatively impact our business, operating results, and financial condition. If our customers make fewer sales of their products and services, we will have fewer transactions to process, resulting in lower revenue. Similarly, if the dollar amount of those sales is smaller, we will have smaller transactions to process, also resulting in lower revenue.

In addition, in a recessionary environment our merchant customers could experience a higher rate of bankruptcy filings which could adversely affect us financially. For example, we bear credit risk for billing disputes between credit card holders and bankrupt merchants. In the event a billing dispute between a credit card holder and a merchant is not resolved in favor of the merchant, the transaction is normally charged back to the merchant, and the purchase price is refunded to the cardholder. However, if that merchant files for bankruptcy or is otherwise unable or unwilling to pay, we must bear the credit risk for the full transaction amount of these chargebacks. Billing disputes would include instances where a customer ordered goods or services on credit, but those goods and services are not delivered by the defunct merchant. We cannot assure you that chargebacks will not increase in the future. Increases in chargebacks that are not paid by merchants could have an adverse effect on our business, operating results, and financial condition.

11.  The outcome of litigation involving VISA and MasterCard could have a negative impact on our business.

VISA and MasterCard have been sued by the Department of Justice (DOJ) for alleged violation of the federal antitrust laws arising out of their respective functionally identical policies of (1) allowing members in the respective organization to issue cards participating in the other organization’s system and (2) prohibiting their members from issuing cards in competing systems other than VISA, MasterCard, or Citigroup, one of the largest owners/members of VISA and MasterCard. The potential impact of this litigation on us depends upon whether or not the DOJ is successful, and if it is successful, the relief ordered by the court. We do not currently issue cards in either system and have not been deemed to operate a competing system by either VISA or MasterCard. If VISA and MasterCard are permitted to prohibit members from issuing cards in competing systems, however, there could be a significant negative impact on us if VISA or MasterCard were then to deem the STAR debit network to be a competing system for these purposes.

VISA and MasterCard also have been sued in a class action case brought by merchants who allege that VISA and MasterCard have (1) unlawfully tied merchant acceptance of VISA and MasterCard signature debit cards to merchant acceptance of VISA and MasterCard credit cards and (2) attempted and conspired to monopolize the market for debit cards, a market in which we compete against VISA and MasterCard. On April 28, 2003 MasterCard announced that it agreed to settle with the merchants and, on April 30, 2003 VISA announced that it had reached a separate settlement with the merchants. According to published reports, under the terms of the settlements, the final terms of which have not been disclosed, VISA will pay $2 billion to the plaintiff class and MasterCard will pay $1 billion. Each has also agreed to reduce the fees charged to merchants on debit card purchases. The potential impact of this litigation on us depends on the final settlement terms agreed to by the parties and the impact of the settlement terms on the business practices of VISA and MasterCard.

12.  Utility and system interruptions or processing errors could adversely affect our business, operating results, and financial condition.

In order to process transactions promptly, our computer equipment and network servers must be functional on a 24-hour basis, which requires access to telecommunications facilities and the availability of electricity. Telecommunications services and the electricity supply are susceptible to disruption. Computer system interruptions and other processing errors may result from such disruptions or from human error or other unrelated causes. There is also the potential threat of telecommunications disruptions caused by the malicious acts of computer criminals, who may attempt to compromise specific systems or generally propagate malicious software, such as viruses and worms. The loss of one or more of our data centers could result in a significant delay in resuming normal business activities and functions. Any extensive or long-term disruptions in our processing services could cause us to incur substantial additional expense, which could have an adverse effect on our business, operating results, and financial condition.

13.  Information theft could adversely affect our business, operating results, and financial condition.

An active and lucrative black market has developed in stolen credit card numbers and other personal information of consumers. This has led to organized criminal attempts to steal credit card databases from banks, merchants, and processors. Notwithstanding our efforts to counteract such theft, the risk is real, and any such theft could adversely affect our business, operating results, and financial condition.

14.  We may be susceptible to merchant fraud as well as credit and fraud risk of entities we sponsor into debit, credit, and EBT networks.

Merchant fraud includes recording false sales transactions or false credits by the merchant or its customers. Under some circumstances we bear the risk of incidents of merchant fraud. It is possible that incidents of merchant fraud could increase in the future. Increased incidents of merchant fraud could have an adverse effect on our business, operating results, and financial condition. As part of our processing business, we sponsor the participation of a variety of independent sales organizations, financial institutions, and other entities into debit, credit, and

EBT networks. As sponsor, we could bear the credit and fraud risk of those entities under some circumstances. Increased bankruptcy or incidence of fraud among these institutions could have an adverse effect on our business, operating results, and financial condition.

15.  Changes in card association fees or products could increase our costs or otherwise limit our operations.

From time to time, VISA, MasterCard, Discover, American Express, and Diners Club increase the organization and/or processing fees (known as interchange fees) that they charge. For example, in April 2002 MasterCard increased its fees, and in October 2002 VISA increased its fees. It is possible that competitive pressures will result in our absorbing a portion of such increases in the future, which would increase our operating costs, reduce our profit margin, and adversely affect our business, operating results, and financial condition. Furthermore, the rules and regulations of the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital.

16.  Revenue growth in ATM processing could slow because of market saturation or restrictions on surcharging.

Revenue from “convenience fees” or “surcharges” imposed by owners of ATMs, including us, has been a significant factor in the recent growth in our ATM processing business, since such fees have encouraged ATM owners to deploy additional terminals. There have been initiatives at the federal, state, and local levels to limit surcharges. To the extent that ATM deployment does not continue to grow at recent rates due to the enactment and successful enforcement of statutory restrictions on surcharges, the availability of fewer favorable retail ATM locations, market saturation, or other factors, demand for our ATM processing services may not continue to grow at recent rates or may decline.

17.  Rules and regulations governing financial institutions and changes to those rules and regulations could limit our business.

We are a financial holding company and a bank holding company subject to regulation under the Bank Holding Company Act of 1956, as amended, and to regulation by the Board of Governors of the Federal Reserve System (Federal Reserve). Our bank subsidiary, Concord EFS National Bank, is a national banking association established under the National Bank Act and is subject to additional regulation by the Office of the Comptroller of the Currency as well as the Federal Reserve. The Federal Deposit Insurance Corporation insures the domestic deposits of Concord EFS National Bank under the Federal Deposit Insurance Act. The restrictions imposed by these and other laws governing the activities of national banks and their holding companies and related regulations and restrictions imposed by regulatory agencies limit our discretion and the discretion of Concord EFS National Bank and its affiliates in operating their businesses. These limitations include:

•	restrictions on engaging in activities that are not approved by the Federal Reserve as financial in nature or incidental or complementary to a financial activity,

•	restrictions on mergers and acquisitions involving companies engaged in activities other than those approved by the Federal Reserve as financial in nature or incidental or complementary to a financial activity,

•	narrower constraints on activities, mergers, and acquisitions if Concord EFS National Bank does not remain well capitalized and well managed or does not maintain “satisfactory” ratings under the Community Reinvestment Act,

•	minimum capital requirements at both the holding company and bank levels,

•	restrictions on dividends by Concord EFS National Bank,

•	restrictions on intercompany transactions, and

•	restrictions on tie-ins involving the products or services of Concord EFS National Bank.

Our failure to comply with financial institution rules and regulations applicable to us could have a material adverse effect on us, including regulatory enforcement proceedings, incurring financial or other penalties, being subject to cease and desist orders, and, in certain cases, being required to divest our depository institution subsidiary Concord EFS National Bank.

Material changes in applicable federal or state regulation of financial institutions could increase our operating costs, change the competitive environment, or otherwise adversely affect us. We cannot assure you that these laws and regulations will not be amended or interpreted differently by regulatory authorities, or that new laws and regulations will not be adopted, which could adversely affect our business, operating results, and financial condition.

In addition, we are subject to the financial privacy provisions of the Gramm-Leach-Bliley Act (the GLB Act). As a result, certain consumer financial information that we receive may be subject to limitations on reuse and redisclosure under the GLB Act. Additionally, pending legislation at the state and federal levels may further restrict our information gathering and disclosure practices. Existing and potential future privacy laws may limit our ability to develop new products and services that make use of certain data gathered through our Network Services and Payment Services businesses.

The USA Patriot Act, which includes a number of provisions designed to enhance the United States regime for combating money laundering and terrorist financing, also may affect our business, operating results, and financial condition. We offer products and services that assist financial institutions in complying with the USA Patriot Act. However, the USA Patriot Act, and particularly its requirements for verification of the identity of customers engaging in various types of financial transactions, may also depress demand for other transaction processing services. These new provisions to address money laundering and terrorist financing also create new compliance risks, with potentially significant consequences from violations, including monetary penalties and adverse consideration in regulatory applications.

18.  The timing and extent of changes in interest rates could have a significant impact on the returns on our investments.

Expectations regarding and the actual timing of changes in the Federal Funds interest rate could impact the returns on our investable funds. A significant portion of our available-for-sale securities are fixed income securities with values that generally move in the opposite direction of changes in interest rates. This has little impact if we hold the securities to maturity, but if we sell a fixed income security before maturity, the amount of our gain or loss could vary dramatically with fluctuations in interest rates.

The Federal Reserve generally lowers interest rates to stimulate the economy and generally raises interest rates to fight inflation. Given that the Federal Reserve has lowered interest rates several times in the past two years, our investment income has been and could continue to be negatively affected as our cash flow from receipt of interest payments and proceeds from securities sold, called, or matured is reinvested in lower yielding securities due to declining interest rates.

In the event that interest rates rise, our investment portfolio could decrease in value and some expected maturities could lengthen, which would impact our investment strategies.

19.  The price of our common stock could be volatile.

In recent years, there has been and may continue to be significant volatility in the market price for our common stock. Factors such as changes in quarterly operating results, the gain or loss of significant contracts, the entry of new competitors into our markets, changes in management, announcements of technological innovations or new products by us or our competitors, and general events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. Following volatility in the market price of our common stock, various securities fraud class action lawsuits and shareholder derivative actions were filed against us, our directors, and certain of our officers.

20.  We face certain litigation risks.

We and certain of our directors and certain of our officers have been named as defendants in a number of securities fraud class action lawsuits and shareholder derivative actions. Also, we are party to lawsuits in the normal course of our business. Litigation can be expensive, lengthy, and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution or settlement of a particular lawsuit could have an adverse effect on our business, operating results, and financial condition.

21.  The timing and completion of the planned merger with First Data Corporation and the consequences of such merger are         subject to uncertainty.

The completion of the planned merger with First Data could be delayed and may not occur. If the merger does occur, the consequences of the merger could vary significantly based on numerous factors. Important factors upon which forward-looking statements with respect to the planned merger with First Data are premised generally include but are not limited to: (a) receipt of regulatory and shareholder approvals without unexpected delays or conditions, (b) timely implementation and execution of merger integration plans, (c) the ability to implement comprehensive plans for asset rationalization, (d) the successful integration of the IT systems and elimination of duplicative overhead and IT costs without unexpected costs or delays, (e) retention of customers and critical employees, (f) successfully offering First Data/Concord’s comprehensive product offering to the combined customer base, (g) continued growth at rates approximating recent levels for card-based payment transactions and other electronic processing services, (h) no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting First Data/Concord’s combined businesses which require significant product redevelopment efforts, reduce that market for or value of its products or render products obsolete, (i) no unanticipated developments relating to previously disclosed lawsuits or similar matters, (j) successful management of any impact from slowing economic conditions or consumer spending, (k) no catastrophic events that could impact First Data/Concord’s or its major customers’ operating facilities, communication systems and technology or that have a material negative impact on current economic conditions or levels of consumer spending, (l) no material breach of security of any of First Data/Concord’s combined systems, and (m) successfully managing the potential both for patent protection and patent liability in the context of the rapidly developing legal framework for expansive software patent protection. In addition, the ability of a combined First Data/Concord to achieve expected revenues, accretion and synergy savings also will be affected by the effects of competition (in particular the response to the proposed transaction in the marketplace), and the effects of general economic and other factors beyond the control of First Data and Concord.